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                                  AMENDED SCHEDULE A
                                       TO THE
                                HERITAGE SERIES TRUST
                                SUBADVISORY AGREEMENT
                                       BETWEEN
                           HERITAGE ASSET MANAGEMENT, INC.
                                         AND
                             EAGLE ASSET MANAGEMENT, INC.


              As compensation pursuant to section 4 of the Subadvisory Agreement between Heritage Asset Management, Inc. (the "Manager") and Eagle Asset Management, Inc. (the "Subadviser"), the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of each Portfolio's average daily net assets under management by the Subadviser:


     (1) For the Value Equity Fund:    .375%

     (2) For the Small Cap Stock Fund:


                                                        Advisory Fee as % of
              Average Daily Net Assets                     Average Daily Net
              of the Entire Portfolio:                  Assets Under Management
              ------------------------                  -----------------------
              Up to and including $50 million                    .500%

              In excess of $50 million                           .375%





     Dated:   December 29, 1994, as amended on August 7, 1995
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